Exhibit 10.1

AMENDMENT NO. 4
TO
EQUIFAX 2005 EXECUTIVE DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2015)

THIS AMENDMENT is made as of this 5th day of May, 2021 by Equifax Inc. (the “Company”);

WHEREAS, the Company maintains the Equifax 2005 Executive Deferred Compensation Plan, as amended and restated as of January 1, 2015, and as further amended on June 30, 2016, February 16, 2018 and November 4, 2020 (the “Plan”);

WHEREAS, the Company maintains a supplemental retirement contributions program (the “SCP”) for senior executive officers, which is a component of the Plan; and

WHEREAS, the Company desires to amend the SCP component of the Plan (i) to modify the retirement age and payment eligibility date under the SCP to align the SCP with certain other Company benefits plans, including the Plan and the Company’s annual incentive plan, and (ii) to modify the earnings definition in the SCP to align the SCP with the Company’s annual incentive plan and 401(k) plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of May 5, 2021, as follows:

1.

Appendix Section A.1 is deleted in its entirety and the following substituted therefor:

A.1.    Supplemental Retirement Contributions. Unless otherwise determined by the Employer (for any Plan Year or from time to time), the annual Supplemental Retirement Contribution for a designated Eligible Executive will be equal to ten percent (10%) of the sum of (i) the Base Salary paid to the Eligible Executive during the Plan Year and (ii) the Bonus earned by the Eligible Executive for the Plan Year. If an Eligible Executive becomes or ceases to be eligible to receive Supplemental Retirement Contributions during a Plan Year, the Supplemental Retirement Contributions will be based only on the Base Salary paid and Bonus earned while the Eligible Executive was eligible to receive Supplemental Retirement Contributions. The Employer shall have full discretion in determining the amount of Base Salary paid and Bonus earned for any period. The Supplemental Retirement Contribution for a Plan Year will be credited to the Participant’s Supplemental Retirement Contribution Account at such time after the end of the Plan Year as may be determined by the Employer. To be eligible to receive the Supplemental Retirement Contribution for a Plan Year, the Participant must be actively employed on the funding date of the Supplemental Retirement Contribution for such Plan Year, provided that if a Participant terminates employment prior to the funding date for such Plan Year as a result of death, Disability or after qualifying for Retirement, the Participant will receive a Supplemental Retirement Contribution for such Plan Year based upon the Participant’s Base Salary paid and any Bonus earned prior to the date of the Participant’s Termination of Employment. Earnings on the Participant’s Supplemental Retirement Contribution Account shall be determined in accordance with Section 3.2.

2.

Appendix Section A.3(ii) is deleted in its entirety and the following substituted therefor:

(ii)    In lieu of Section 4.1, the following provision shall apply to the Participant’s Supplemental Retirement Contribution Account: Upon a Participant’s Termination of Employment (A) after the Participant has attained age 55 or, (B) for Participants who commenced employment and first became eligible to participate in the Supplemental Retirement Contribution portion of the Plan on or after May 5, 2021, after the Participant has attained age 60 and has completed at least five (5) Years of Vesting Service, vested amounts credited to the Participant’s Supplemental Retirement Contribution Account shall be paid in a single lump sum unless the Participant has elected within 30 days of becoming eligible to participate in the Supplemental Retirement Contribution portion of the Plan (or such other time period as provided by the Administrator in accordance with Section 409A) to have such Supplemental Retirement Contribution Account paid in substantially level annual installments over a specified period of not more than fifteen (15) years. Payments shall begin on the Settlement Date following the Participant’s Termination of Employment. Any reference in the Plan to making payments or paying Retirement benefits in accordance with Section 4.1 shall mean payment in accordance with this Section A.3(ii) for the Supplemental Retirement Contribution Account.

3.

Appendix Section A.3(iii) is deleted in its entirety and the following substituted therefor:

(iii)    In lieu of Section 4.2, the following Termination Benefit provision shall apply: If the Participant’s Termination of Employment for any reason other than death or Disability occurs prior to (A) the Participant attaining age 55 or, (B) for Participants who commenced employment and first became eligible to participate in the Supplemental Retirement Contribution portion of the Plan on or after May 5, 2021, the Participant attaining age 60 with the completion of at least five (5) Years of Vesting Service, the Participant’s vested Supplemental Retirement Contribution Account shall remain credited to the Participant in the Plan (with notional earnings as provided in Article 3 through the Valuation Date) and shall be payable in a lump sum on the Settlement Date following (1) the date the Participant attains age 55 or, (2) for Participants who commenced employment and first became eligible to participate in the Supplemental Retirement Contribution portion of the Plan on or after May 5, 2021, the Participant’s Termination of Employment.

4.

This Amendment No. 4 shall be effective as of May 5, 2021. Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 4 as of the date first written above.

EQUIFAX INC.

By:	/s/ Carla J. Chaney
Name:	Carla J. Chaney
Title:	Corporate Vice President and
Chief Human Resources Office

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